Effective January 1, 2022

Code of Ethics

I.	Introduction & Overview

To ensure that Green Alpha Advisors, LLC (“the Company” or “Green Alpha”) develops and maintains a reputation for integrity and high ethical standards, it is essential not only that Green Alpha and its employees comply with relevant federal and state securities laws, but also that we maintain the highest standards of personal and professional conduct. Green Alpha’s Code of Ethics (“the Code") is designed to help ensure we conduct our business consistent with these standards.

As a registered investment advisor, Green Alpha and its employees owe a fiduciary duty to our clients that requires each of us to place the interests of our clients ahead of our own. A critical component of our fiduciary duty is to avoid potential and actual conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere, or appear to interfere, with making decisions in the best interests of advisory clients. Please bear in mind that a conflict of interest can arise regardless of the employee’s motivation, even if there is no financial loss to a client(s).

Many conflicts of interest have the potential to arise in connection with employees’ personal securities transactions and related activities. The Code contains rules and procedures relating to personal trading by Green Alpha Advisors officers, directors, employees, and their family members. In addition, certain provisions of the Code apply to personal trading by employees who have been designated as Access Persons.

As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that may arise. Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct yourself according to the general principles contained in the Code and in a manner that is designed to avoid any potential or actual conflicts of interest. Whenever there is doubt about the propriety of a given action, you are urged to discuss the matter with a member of the Compliance Team.

Further, if you discover that you will derive personal gain or benefit from a transaction between the Company and any individual or firm, you must immediately refer the matter and disclose all pertinent facts to a member of the Compliance Team.

Green Alpha maintains a Whistleblower Policy within the Compliance Manual, which is designed to assist employees in reporting suspected Code of Ethics and Compliance Manual violations.

Effective January 1, 2022

Green Alpha’s Chief Compliance Officer (“CCO”) reserves the right, when necessary in light of particular circumstances, either to impose more stringent requirements on employees, or to grant exceptions to the Code.

Green Alpha reserves the right to modify any or all of the policies and procedures set forth in the Code at any time. Should Green Alpha revise the Code, you will receive written notification from a member of the Compliance Team. It is your responsibility to familiarize yourself with the Code of Ethics and any modifications to the Code, and to abide by the Code at all times.

For the purposes of the Code of Ethics, Compliance Manual, and references in other written policies and procedures, lists of employees, Access Persons, Executive Team members, Investment Committee members, Compliance Team members, Managing Members, and any other applicable list of group constituents are defined in Exhibit A of the Compliance Manual.

If you have any questions about any aspect of the Code, or if you have questions regarding application of the Code to a particular situation, please contact a member of the Compliance Team.

II.	Standards of Conduct

The Code is designed to address and avoid potential conflicts of interest relating to personal trading and other activities and is based on the following underlying principles:

We must at all times place the interests of our clients first. In other words, as an employee and a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Green Alpha and the Company’s clients.

We must make sure that all personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any potential or actual conflicts of interest or any abuse of an individual's position of trust and responsibility. This includes, without limitation, making a personal securities transaction on the basis of information that is not available to the general public (i.e., "insider trading"). If there is any question as to whether a contemplated investment transaction (either in the employee’s personal account or in the account of a client) would violate insider trading rules, the employee is required to obtain written permission from the CCO prior to executing the transaction.

Employees should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Green Alpha Advisors could call into question the exercise of your independent judgment.

We must conduct ourselves in a manner that is beyond reproach at all times, and that complies with all applicable federal, state and local laws and regulations.

Effective January 1, 2022

III.	Provisions Applicable to All Employees

The following provisions apply to all Green Alpha Advisors, LLC officers and employees (collectively "employees").

A.	Service on Boards and Other Outside Activities

Employees are prohibited from serving on the Board of Directors of any company or organization without the prior written approval of the CCO. If the CCO serves on the Board of Directors of a company or organization, the CCO must obtain written approval from the Executive Team. Such approval will only be granted when Green Alpha believes that such board service and time commitments are consistent with the interests of Green Alpha's clients. If board service is authorized, appropriate procedures will be enacted to ensure that confidential information is not obtained or used by the employee or Green Alpha.

Similarly, employees may not accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior consent of both the employee’s supervisor and the CCO. This includes engagements for teaching, speaking and the writing of books and articles. The CCO will obtain such approval from the Executive Team.

In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the written approval of the CCO. Where such duties are accepted for a relative or approval is obtained, the Company and the law demand the highest standards of good faith in discharging such duties. The CCO shall obtain such approval from the Executive Team.

B.	Expert Networks

Employees are prohibited from providing services to Expert Networks without the prior written approval of the CCO. If the CCO serves on the Board of Directors of a company or organization, the CCO must obtain written approval from the Executive Team. Such approval will only be granted when Green Alpha believes that providing such services are consistent with the interests of the Company and Green Alpha’s clients. If providing services to an expert network is authorized, all payments will be made directly to Green Alpha Advisors, LLC and will not flow through to the individual employee providing services on behalf of, and/or in the name of Green Alpha.

C.	Rumor Mongering

The Company prohibits employees from intentionally or maliciously creating, passing or using false rumors in the marketplace. Information that is baseless or suspected to be untrue (false rumors) should not be passed on to clients or other industry participants and may not be used for the manipulation of markets or other personal gain. This prohibition includes the

Effective January 1, 2022

spreading of false rumors, or any other form of illegal market manipulation, via all forms of media, including, but not limited to, email, instant messages, text messages, blogs, chat rooms or social media vehicles.

D.	Disclosure or Use of Confidential Information

In the normal course of business, employees may be given or may acquire information about the business of the Company, its clients, or business partners that is not available to the general public. This information is confidential and may include the Company’s and business partners’ financial data, business plans and strategies, examiners’ ratings, information concerning specific lending or trading decisions, among other things. This also includes clients’ personal information, as well as their account and portfolio-specific information. All employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document and store confidential information. Confidential information may only be discussed within the Company to those who need to know the information to perform their job functions. Employees are also responsible for respecting and maintaining confidential information after they leave the Company, are dismissed or retire from the Company.

E.	Material, Non-public Information

Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material. When in doubt, discuss specific scenarios with a member of the Compliance Team.

F.	Company Property

While employed by Green Alpha, employees will utilize the Company’s resources to carry out their jobs. The client relationships, investment philosophy and process, stock selections and information pertaining to the clients themselves are the property of the Company. If an employee leaves the Company, is dismissed by or retires from the Company, they may not take with them any of the work that was produced on Company time or that was produced utilizing Company resources; they also may not take any client or other confidential information with them. Clients may not be solicited by former employees for at least 12 months following the end of employment with the Company.

G.	Borrowing from Clients

You may not borrow money from a client of the Company, unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with member of the general public and does not involve more than the normal risk of repayment or include other unfavorable features. Green Alpha’s CCO may

Effective January 1, 2022

grant exceptions to this policy in writing on a case-by-case basis. The CCO will receive exceptions to this policy in writing from the Executive Team.

H.	Business Transactions for the Company

You may not represent or exercise authority on behalf of the Company in any transaction with any person, firm, company or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company or organization to Green Alpha’s CCO, who will determine with the Executive Team whether such business relationship is “significant” for purposes of this prohibition. The CCO will report any such proposed or existing business relationships for him or herself to the Executive Team for determination of whether such business relationship is significant.

I.	Business Transactions with the Company

If you are authorized by an outside organization to transaction business with Green Alpha Advisors, LLC on its behalf, you must report such authorization to Green Alpha’s CCO, who will decide with the Executive Team, and potentially legal counsel, how to handle the specific situation at hand. The CCO must report such authorization for him or herself to the Executive Team.

J.	Gifts and Entertainment

On occasion you may be offered, or may receive, gifts from clients, brokers, vendors or other Green Alpha business contacts who do or may do business with the Company in the future (“business associates”). The receipt of extraordinary or extravagant gifts from such persons is not permitted.

You may accept gifts of a nominal value (i.e., gifts the reasonable value of which is no more than $250 per calendar year from one person or entity). Where a gift is given to a group and shared (i.e. gift basket delivered to the office), the estimated amount of the gift will be pro- rated among the recipients. Employees cannot solicit any gifts from clients, brokers, vendors or other persons who do or may do business with the Company.

Employees may not give gifts to business associates in excess of $250 annually to any one person or entity. When giving a gift to a business associate, employees should be mindful that regulatory agencies other than the U.S. Securities Exchange Commission (i.e. FINRA- registered firms or representatives) may have different dollar-level restrictions in place on the gifts they can accept.

Employees may give and receive promotional items (e.g., logo-ed pens, mugs, mouse pads) from business associates without reporting such items as gifts.

Effective January 1, 2022

Employees may give and receive customary business meals and entertainment (e.g., sporting events) at which both the employee and the business associate are present. However, employees may not solicit entertainment from business associates. If an employee attends a lunch, dinner or event with a business associate, it is only permissible on an occasional basis to an individual and cannot be lavish, frequent or so extensive as to raise any question of propriety and cannot be preconditioned on specific performance or business targets. In addition, such entertainment is limited to $750 annually (calendar year basis) per person, with an approximate $250 limit per event and per counterparty.

You must never give or receive gifts or entertainment that would be embarrassing to either you or to Green Alpha Advisors if made public.

Employees are required to enter all gifts and entertainment, given or received, in a centrally- maintained log at the time they are given or received. In addition, employees must review the log quarterly and certify in writing that it is true and complete for any activity for which they are aware occurred during the period. The Compliance Team will monitor the centrally- maintained log to ensure firm-wide activity is consistent with relevant rules and regulations.

There is an overriding exception to this Gift and Entertainment policy for clients who are family members. Gifts may be given/received to/from family members who are clients in excess of $250/year in the normal course of family activities such as birthdays and holidays. Similarly, activities that would normally fall under the category of business entertainment are exempt from this policy if the activity is only with family members (no non-family, non- employee business associates) and takes place in the normal course of family interactions. Any questions about specific scenarios should be brought to the immediate attention of a Compliance Team member. If the CCO has questions about specific scenarios, the CCO should bring those questions to the immediate attention of the Executive Team.

K.	Violations of the Code

It is your responsibility to become familiar with the Code and abide by the Code at all times. Green Alpha views violations of the Code to be a serious breach of the firm's rules. Consequently, violations of the Code will be taken seriously and could be grounds for disciplinary action against the violator, which may include termination of employment, to be determined by the CCO after discussing the matter with the Executive Team. Additionally, if any employee has membership units (either acquired, earned or granted) in Green Alpha Advisors, LLC and is found to have violated the Code of Ethics, the value of their membership units may be forfeit, to be determined by the Company’s Managing Members. Further, violations of the Code may constitute violations of federal and/or state laws and may be referred to the proper authorities upon discovery. If you have any questions about any aspect of the Code, please contact a member of the Compliance Team.

Any employee who has become aware of a violation, or a potential violation, of the Code should promptly report such violation to the CCO. The CCO will initiate a prompt investigation and will discuss the results with senior management of Green Alpha Advisors. It is Green Alpha’s policy that no reprisal will be taken against any Employee who reports a violation or

Effective January 1, 2022

potential violation of the Code as provided in this section. If the CCO is not the appropriate person to receive such report, given specific circumstances, the employee must report the potential or actual violation to another Executive Team member.

L.	Certification

Each employee is required to certify that s/he has read, understands and has complied with (or, in the case of a newly-hired Employee, will comply with) all provisions of both the Code of Ethics and Compliance Manual. This certification is required within 30 days of commencement of employment and each calendar year-end.

IV.	Provisions Applicable to Access Persons

A.	Designation of Access Persons

The Compliance Team maintains a list of all employees who have been designated Access Persons in Exhibit A of the Compliance Manual. Access Persons will be notified of their designation by a member of the Compliance Team.

The policies and procedures in the Code that apply to Access Persons also apply to all members of the employee Access Person's immediate family, which, for purposes of the Code, refers to:

o	any person living in the Access Person's household (whether or not related to you);
o	any partnership of which the Access Person is a General Partner and any limited liability company of which the Access Person is a managing member;
o	any trust controlled by the Access Person; or
o	any person to whose financial support the Access Person makes a significant contribution.

For purposes of the Code, each of the above persons and entities are encompassed within the term "Access Person."

B.	Legal Requirement

Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940, it is unlawful for any Access Person to:

o	employ any device, scheme or artifice to defraud Green Alpha and/or our clients;
o	make any untrue statement of material fact to Green Alpha or fail to state a material fact necessary in order to make the statements made to Green Alpha Advisors, in light of the circumstances under which they were made, not misleading;
o	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon Green Alpha and/or our clients; or

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Effective January 1, 2022

o	engage in any manipulative practice with respect to Green Alpha Advisors and/or our clients,

in connection with the purchase or sale (directly or indirectly) by such Access Person of a security “held or to be acquired” by Green Alpha.

C.	Prohibition on Personal Trading

No Access Person may purchase or sell a security or cryptocurrency for a personal account if that purchase or sale would violate a Green Alpha policy or procedure. In particular, no Access Person should buy or sell a security if Green Alpha is purchasing or selling, or contemplating purchasing or selling, that same security on behalf of a client.

Preclearance by the CCO of the purchase or sale of any stock or cryptocurrency in a personal account must be requested in writing prior to the execution of such transaction – written approval may be conducted via email, with a copy of such email records saved to the Z drive and/or physical compliance files. The CCO must receive written preclearance of transactions from another Compliance Team member.

a.	Exempted Transactions

The policies and procedures in the Code regarding personal securities transactions apply to all Access Persons’ personal securities transactions, unless the transaction is an Exempted Transaction, as defined below.

Exempted Transactions are Access Persons’ personal securities transactions in any of the following:

o	Shares of registered open-end mutual funds, other than any Funds (open-end or ETFs) advised or sub-advised by Green Alpha, and shares of money market funds. (Note that shares of closed-end investment companies are not included in the definition of Exempted Transactions.)
o	Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government.
o	Debt instruments issued by a banking institution, such as bankers' acceptances and bank certificates of deposit.
o	Commercial paper.
o	Foreign currency (issued by a central authority).
o	Transactions in derivatives based on any of the above-listed securities.
o	Non-volitional transactions in which the Access Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in-the-money derivative instrument upon expiration pursuant to exchange rules, non-volitional receipt of gifts out of the control of the Access Person).

Effective January 1, 2022

o	Acquisitions of securities through dividend reinvestment, acquisitions and sales of securities through automatic rebalancing plans, and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders.
o	Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code.
o	Receipt of securities or options pursuant to an employment arrangement, provided that the sale of the securities are subject to the Code.
o	Acquisition of securities by an Access Person of the securities of the Access Person's employer or affiliate thereof, provided that the sale of the securities is subject to the Code.

If you have any questions about whether a particular transaction qualifies as an Exempted Transaction, please contact the CCO.

b.	Special Accounts

Additionally, transactions in an account over which the Access Person exercises no direct or indirect influence or control (a "Special Account") may be excluded from the Code (and treated as Exempted Transactions) provided that prior written approval for exclusion from the Code is obtained from the CCO. An account will be deemed a Special Account provided all of the following conditions are met:

o	The Access Person disclosed to the CCO the existence of the Special Account and allowed the CCO to review, at his or her discretion, the governing documents of such Special Account;
o	The Access Person establishes to the satisfaction of the CCO that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;
o	The Access Person completes a Special Account Certification on an annual basis or such other certification that the CCO may deem acceptable;
o	The Access Person establishes to the satisfaction of the CCO that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account ("Control Persons");
o	The Access Person does not disclose to the Control Persons any action that Green Alpha or the fund sub-advisors may take, or have or have not taken, or any consideration by Green Alpha or the fund sub-advisors of any action with respect to any security; and
o	The Control Persons do not disclose to the Access Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

Effective January 1, 2022

Determinations as to whether an account is a Special Account will be made on a case- by-case basis. Depending on all of the facts and circumstances, Green Alpha reserves the right to require additional procedures to be followed, as deemed appropriate. Further, Green Alpha reserves the right to revoke Special Account designation at any time.

c.	Reports and Certifications Required From Access Persons

Account and Holdings Reports

Within 10 days of a person becoming an Access Person, and annually thereafter within 30 calendar days of the close of each calendar year, all Access Persons must disclose a list of all brokers, dealers, and/or custodians where they maintain a securities account, a cryptocurrency account, and the account number(s) and name(s) in which such accounts are held, and a list of all securities and/or cryptocurrency holdings (other than interests in Exempted Transactions). Such holdings reports must be current as of a date no more than 45 days prior to the date the person becomes an access person.

Green Alpha is sensitive to Access Persons’ privacy concerns and will endeavor not to disclose the contents of an Access Person's holdings to anyone unnecessarily.

Quarterly Transaction Reports

Within 30 calendar days after the end of the calendar quarter, Access Persons must submit a securities transaction report. The Access Person will disclose on the Securities Transaction Report all transactions in securities and cryptocurrencies (other than Exempted Securities) during the period. If no securities transactions occurred during the relevant period, the Access Person must indicate such within the Disclosure of Personal Securities Transaction certification form.

D.	Pre-Clearance of IPO and Limited Offering Transactions

Access Persons may not directly or indirectly acquire beneficial ownership of any securities issued as part of an Initial Public Offering or a Limited Offering without first obtaining written approval from the CCO.

M.	Political Contributions

Access Persons are prohibited from making political contributions to an elected official or government entity that is in a position to influence the selection of Green Alpha as an adviser, with the following exceptions:

•	Access Persons may make monetary or in-kind political contributions to a government entity and its elected officials of up to $350 per election per candidate for elections in which the Access Person is eligible to vote. Eligibility is determined solely by the primary residential address of the Access Person.

Effective January 1, 2022

•	Access Persons may make monetary or in-kind political contributions to a government entity and its elected officials of amounts up to $150 per candidate per election to officials and candidates for elections in jurisdictions where they are not eligible to vote. A primary election is considered separate and distinct from a general election.

Political contributions may include, but are not limited to, the following: a gift, subscription, loan, advance, deposit of money, in-kind contribution, such as campaign volunteer work or event hosting, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

Access Persons are prohibited from soliciting or coordinating campaign contributions from or through others to an elected official who is in a position to influence the selection of Green Alpha as an adviser.

Employees are required to enter all Political Contributions for themselves and any related Access Persons in their household in a centrally maintained log at the time a Political Contribution is made. In addition, employees must review the log quarterly and certify in writing that it is true and complete for any activity for which they are aware occurred during the period. The Compliance Team will monitor the centrally-maintained log to ensure firm- wide activity is consistent with relevant rules and regulations.

V.	Certification Forms

For ease and accuracy of administration, Green Alpha maintains certification forms separate from this Code of Ethics. The following forms must be distributed to Employees and/or Access Persons in conjunction with the Code upon hire and at least annually thereafter:

Annual Certifications

•	Code of Ethics & Compliance Manual Acknowledgements
•	Disclosure of Personal Social Media Accounts
•	Disclosure of Custodian/Brokerage Accounts
•	Disclosure of Securities & Cryptocurrency Holdings

Quarterly Certifications

•	Gifts & Entertainment Certification
•	Political Contributions Certification
•	Disclosure of Personal Securities & Cryptocurrency Transactions

Green Alpha’s Compliance Teams reviews submitted paperwork to determine compliance with the Company’s policies and procedures.